Prudential Investment Portfolios 4
Annual period ending 4/30/15
File No. 811-04930
SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders

Results of Proxy Voting (Unaudited)
At a special meeting of shareholders held on November 26, 2014, shareholders of Prudential Investment Portfolios 4, which is comprised of Prudential Muni High Income Fund, approved the following proposal.

Proposal:  To elect twelve Trustees:


                         SHARES VOTED    % VOTED    % OF T/O
ELLEN S. ALBERDING
   FOR                  58,198,323.065    98.498%    87.858%
   WITHHELD                888,013.146     1.502%     1.340%
KEVIN J. BANNON
   FOR                  58,351,913.628    98.758%    88.090%
   WITHHELD                734,422.583     1.242%     1.108%
LI NDA W. BYNOE
   FOR                  58,188,687.189    98.481%    87.843%
   WITHHELD                897,649.022     1.519%   135.510%
KEITH F. HARTSTEIN
   FOR                  58,352,123.611    98.758%    88.090%
   WITHHELD                734,212.600     1.242%     1.108%
MICHAEL S. HYLAND
   FOR                  58,302,506.617    98.674%    88.015%
   WITHHELD                783,829.594     1.326%     1.183%
STEPHEN P. MUNN
   FOR                  58,330,189.341    98.721%    88.057%
   WITHHELD                756,146.870     1.279%     1.141%
JAMES E. QUINN
   FOR                  58,207,798.679    98.514%    87.872%
   WITHHELD                878,537.532     1.486%     1.326%
RICHARD A. REDEKER
   FOR                  58,348.791.632    98.752%    88.085%
   WITHHELD                737,544.579     1.248%     1.113%
STEPHEN G. STONEBURN
   FOR                  58,337,942.592    98.734%    88.069%
   WITHHELD                748,393.619     1.266%     1.129%
GRACE C. TORRES
   FOR                  58,320,525.454    98.704%    88.042%
   WITHHELD                765,810.757     1.296%     1.156%
STUART S. PARKER
   FOR                  58,345,301.358    98.746%    88.080%
   WITHHELD                741,034.853     1.254%     1.118%
SCOTT E. BENJAMIN
   FOR                  58,352,123.611    98.758%    88.090%
   WITHHELD                734,212.600     1.242%     1.108%

The special meeting of shareholders of the Fund held on November
26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, and January 9, 2015 to permit further solicitation of proxies on the proposals noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on January 9, 2015, insufficient votes were obtained to approve the following proposals:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.


                      SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                  14,263,548.30     24.13%        21.53%
AGAINST               1,048,415.614     1.77%         1.58%
ABSTAIN                 605,891.06      1.02%         0.91%
BROKER NON-VOTE      43,198,142.34     73.07%        65.21%
TOTAL                59,115,997.31    100.00%        89.24%


Proposal: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.


                      SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                  10,425,831.282    17.637%      15.739%
AGAINST               4,799,213.583     8.119%       7.245%
ABSTAIN                 692,810.108     1.171%       1.046%
BROKER NON-VOTE      43,198,142.341    73.073%      65.213%
TOTAL                59,115,997.314   100.000%      89.243%